EXHIBIT 99.1

COMPANY CONTACTS

SPECTRUM PHARMACEUTICALS	INDENA S.P.A.
Russell Skibsted	Roberto De Ponti
SVP & Chief Business Officer	Vice Director, Business Development & Agreements

Paul Arndt	Christian Artaria
Manager, Investor Relations	Marketing Director
949-788-6700	+39 02 574961

MEDIA CONTACTS

SPECTRUM PHARMACEUTICALS	INDENA S.P.A.
Susan Neath	Laura Faravelli laura_faravelli@cohnwolfe.com
Porter Novelli Life Sciences	Lorenzo Petracco Lorenzo_petracco@cohnwolfe.com
619-849-6007	Cohn & Wolfe
+39 02 202391
SPECTRUM PHARMACEUTICALS ACQUIRES FROM INDENA WORLDWIDE RIGHTS TO
ORTATAXEL, A PHASE 2 THIRD GENERATION TAXANE
•	More Than 350 Patients Have Been Treated In Phase 1 & 2 Studies

•	Ortataxel Is Orally Bioavailable

•	May Have Activity In Taxane-Refractory Tumors
IRVINE, California and Milan, Italy — July 25, 2007 — Spectrum Pharmaceuticals, Inc., (Nasdaq: SPPI) and Indena S.p.A. today announced the signature of a worldwide license agreement for ortataxel, a third-generation taxane classified as a new chemical entity (NCE) that has demonstrated clinical activity in taxane-refractory tumors. Spectrum Pharmaceuticals has acquired worldwide rights from Indena S.p.A., the Italian company which discovered ortataxel, and will make an upfront payment plus regulatory and sales milestones, and royalties on future net sales.
“Ortataxel has demonstrated activity in taxane-refractory tumors in Phase 2 trials, and has shown oral bioavailability. It is a perfect fit for our risk-reduced business model, as we further strengthen our diversified portfolio with late stage drugs and continue to add value to our Company,” said Rajesh C. Shrotriya, M.D., Chairman, President and Chief Executive Officer of Spectrum Pharmaceuticals, Inc. “We believe that with further clinical development, ortataxel could be an effective treatment option within the multi-billion dollar taxane market.”
Commenting the news, Dario Bonacorsi, President and CEO of Indena S.p.A., said: “We are proud of this agreement that confirms the success of one of our research lines dedicated to the discovery of NCEs in the anti-cancer area. We trust Spectrum’s expertise and knowledge for the further study of the product and taking it to the market”.
Under the terms of the agreement, Spectrum Pharmaceuticals gains exclusive worldwide development and commercialization rights to ortataxel and will take the lead in developing the drug. Spectrum is to provide an upfront payment to Indena S.p.A., and will also make additional payments based on the achievement of certain regulatory and sales milestones. Spectrum Pharmaceuticals will also pay Indena single digit royalties on worldwide sales of ortataxel.
Spectrum Pharmaceuticals: 157 Technology Dr Irvine, CA 92618, USA Tel: 949-788-6700 Fax: 949-788-6706 www.spectrumpharm.com NASDAQ: SPPI
Indena S.p.A.: Viale Ortles 12, 20139 Milan Italy Tel: +39 02 574961 Fax: +39 02 57496236 www.indena.com

About Ortataxel
Ortataxel (14-beta-hydroxydeacetylbaccatin) belongs to a new generation of taxanes with the potential to be active in tumors resistant to Bristol-Myers Squibb’s Taxol® (paclitaxel) and Sanofi-Aventis’ Taxotere® (docetaxel). The bioavailability of ortataxel following oral administration has been confirmed in previous studies. Phase 2 studies in taxane-refractory solid tumors have indicated a substantial level of activity. The safety profile of ortataxel so far has been comparable to that of paclitaxel and docetaxel.
About Indena S.p.A.
Indena is the world’s leading company dedicated to the identification, development and production of active principles derived from plants, for use in the pharmaceutical, health-food and cosmetics industries. Indena, a privately owned Italian company, has around 700 employees, including 10% dedicated to full-time research. Backed up by over 80 years of botanical experience, the phyto-chemical research is carried out in Indena’s own Settala Research Center, near Milan. Indena is currently focusing on the development of anti-cancer drugs, following the successes of paclitaxel. Indena’s decades-long global presence in the botanical extraction industry is a guarantee of its production reliability, market and regulatory worldwide environment knowledge. The company has more than 150 primary patents and has published around 700 scientific studies. For more information, please visit our website www.indena.com.
About Spectrum Pharmaceuticals Spectrum Pharmaceuticals acquires, develops and commercializes a diversified portfolio of oncology drug candidates that meet critical health challenges for which there are few other treatment options. Spectrum’s expertise lies in identifying undervalued drugs with demonstrated safety and efficacy, and adding value through further clinical development and selection of the most efficient methods of commercialization. The company’s pipeline includes promising early and late-stage drug candidates with unique formulations and mechanisms of action that address the needs of seriously ill patients, such as at-home chemotherapy and new treatment regimens for refractory disease. For more information, please visit our website at www.spectrumpharm.com.

Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire, develop and commercialize its portfolio of drug candidates, the Company’s promising pipeline, our team’s ability to identify promising drugs and move these drugs through development and toward commercialization, that ortataxel may have activity in taxane-refractory tumors, the oral bioavailability of ortataxel, that ortataxel could be an effective treatment option within the multi-billion dollar taxane market, the safety and efficacy of ortataxel, that ortataxel belongs to a new generation of taxanes with the potential to be active in tumors resistant to Bristol-Myers Squibb’s Taxol® (paclitaxel) and Sanofi-Aventis’ Taxotere® (docetaxel). and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in- license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law. Information provided by Indena S.p.A. has not been independently verified by Spectrum.